UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2017

TECNOGLASS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-35436	98-1271120
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores, Barranquilla, Colombia

(Address of Principal Executive Offices) (Zip Code)

(57)(5) 3734000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2017, Tecnoglass Inc. (the “Company”) entered into a purchase agreement pursuant to which the Company will issue an aggregate principal amount of $210 million of senior unsecured 5-year notes at 8.200% coupon rate (the “Notes”). The Notes will be issued at a discount to their principal amount and generate gross profits (before commissions and expenses) of approximately $207 million. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as initial purchasers in the sale of the Notes. Closing of the offer and sale of the Notes is scheduled for January 30, 2017. The Notes will be issued pursuant to a Trust Indenture dated January 30, 2017 (the “Indenture”) between the Company, each of Tecnoglass S.A., C.I. Energía Solar S.A. E.S. Windows, Tecno Corporation and ESW LLC as guarantors (the “Subsidiary Guarantors”), and U.S. Bank National Association (the “Trustee”), as trustee, registrar, transfer agent and paying agent. The net proceeds will be used to repay the Company’s outstanding indebtedness, including under the Company’s existing senior secured credit facility, and to fund the Company’s working capital needs and for general corporate purposes.

The Company offered the Notes in the private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as representatives of the initial purchasers. The initial purchasers will then resell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Notes will not be registered under the Securities Act.

The Notes will be senior unsecured obligations of the Company and are guaranteed by the Subsidiary Guarantors, subject to subsequent release and/or replacement under the terms of the Indenture. The Notes will not be secured by the Company nor any of the Subsidiary Guarantors’ assets or properties. As a result, if the Company or the Subsidiary Guarantors are required to pay, holders of the Notes would be unsecured creditors. The Notes will not be subordinated to any of the Company’s or the Subsidiary Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Company or any of the Subsidiary Guarantors, the Note Guarantees would rank equally in right of payment with all of the Company’s or such Subsidiary Guarantor’s other unsecured and unsubordinated debt.

The Company may issue additional Notes (the “Additional Notes”) under the Indenture from time to time in an unlimited principal amount. Any issuance of Additional Notes will be subject to all of the covenants in the Indenture. Any Additional Notes will have the same terms and conditions as the Notes in all respects (other than the issue date, issue price and date from which interest will accrue and, to the extent necessary, certain temporary securities law transfer restrictions) so that such Additional Notes will be part of the same series as the Notes offered in the private placement and will vote on all matters that require a vote, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes shall be issued under a separate CUSIP or ISIN number unless the Additional Notes are issued pursuant to a “qualified reopening” of the original series or if such Additional Notes are otherwise treated as part of the same “issue” of debt instruments as the original series for U.S. federal income tax purposes.

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The Indenture sets forth the terms of the Notes, including, without limitation:

Maturity. The Notes will mature on January 31, 2022.

Interest Payments. Interest on the Notes will accrue at a rate of 8.200% per annum and will be payable semi-annually in arrears on January 31 and July 31. The first interest payment will be made on July 31, 2017 in respect of the period from (and including) January 30, 2017 to (but excluding) July 31, 2017.

Optional Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. The Company may acquire the Notes, at its option, by means of the redemption provisions below, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance to the Indenture provisions and upon the following circumstances:

●	at any time prior to January 31, 2020, the Company may redeem any of the Notes in whole or in part, at its option, at a “make-whole” redemption price equal to the greater of (A) 100% of the principal amount of such Notes and (B) the sum of the present value at such redemption date of (i) the redemption price of the Notes on January 31, 2020 (such redemption price being set forth in the Indenture) and (ii) all required interest payments thereon through January 31, 2020 (excluding accrued but unpaid interest to the redemption date), discounted to the redemption date on a semi-annual basis at the Treasury Rate as of such date of redemption plus 50 basis points; plus, in each case, any accrued and unpaid interest and Additional Amounts, if any, on such Notes to the redemption date.

●	on or after January 31, 2020, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest on the Notes redeemed, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning January 31 of each of the years indicated in the Indenture, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date;

●	the Company may redeem the Notes, in whole but not in part, at its discretion at any time at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to (but excluding) the date fixed by the Company for redemption, including any Additional Amounts, if any (a “Tax Redemption Date”), if on the next date on which any amount would be payable in respect of the Notes, the Applicable Payor is or would be required to pay Additional Amounts with respect to the Notes in excess of the Additional Amounts that it would pay if payments in respect of the Notes were subject to deduction or withholding at a rate greater than the rate in effect at the time the Tax Jurisdiction imposing the deduction or withholding tax became a Tax Jurisdiction under the Indenture, as a result of any change in the laws of the Tax Jurisdiction under the laws of which such Applicable Payor is organized or any regulations or rulings promulgated thereunder.

Item 8.01 Other Events

On January 27, 2017, the Company issued a press release announcing the pricing of the Notes for offer, sale and distribution. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

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Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included with this report:

Exhibit 99.1 Press release dated January 27, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2017

TECNOGLASS INC.

By:	/s/ Jose M. Daes
Name:	Jose M. Daes
Title:	Chief Executive Officer

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